Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-113094 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 333-113094 on Form S-8, Registration Statement No. 333-119928 on Form S-3, Post Effective Amendment No. 5 to Registration Statement No: 333-115816 to Form S-1 on Form S-3 and Registration Statement No. 333-139475 on Form S-8 of our reports dated August 31, 2007, relating to the consolidated financial statements and schedule of Bioenvision, Inc. and subsidiaries and Bioenvision, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Bioenvision, Inc. as of June 30, 2007 included in this Annual Report on Form 10-K of Bioenvision, Inc. for the year ended June 30, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 7, 2007